PROSPECTUS SUPPLEMENT #1
Dated: March 25, 2008	Filed Pursuant to Rule 424(b)(3)
To Prospectus dated December 15, 2006	Registration No. 333-139425

WMS INDUSTRIES INC.

Up to 2,304,663 Shares

Common Stock, Par Value $.50

This prospectus supplement supplements our prospectus, dated December 15, 2006, relating to the resale by certain of our officers and directors of up to 2,304,663 shares of our common stock.  The prospectus supplement should be read in conjunction with our prospectus, which must be delivered together with this prospectus supplement.  This prospectus supplement is qualified by reference to the prospectus, except to the extent that the information in this prospectus supplement supersedes the information contained in the prospectus.

Investing in our common stock involves risks.  Please see “Risk Factors” on page 2 of the accompanying prospectus for a discussion of these risks.

SELLING STOCKHOLDERS

The following table sets forth information for each selling stockholder, based upon information available to us as of March 25, 2008.  We undertake no obligation to update this information.  Information about additional selling stockholders may be contained in supplements to the prospectus.  The table below also sets forth “Shares Available to be Sold”, which represents the maximum number of Shares that could be sold under this prospectus by the holder assuming the vesting of all awards, achievement of all performance criteria and exercise of all options. The amounts listed under “Shares Available to be Sold” do not constitute commitments to sell any or all of the stated number of Shares. The actual number of Shares to be sold, if any, shall be determined from time to time by each Selling Stockholder in his or her discretion.  We have not been informed whether any selling stockholders intend to sell any Shares.

The table below supplements or amends the table of selling stockholders contained under the heading “Selling Stockholders” on pages 10-12 of the prospectus.  The information set forth in the following table supersedes the information in the prospectus.

Name and Position	Amount and Nature of Beneficial Ownership (1)		Shares Available to be Sold (2)	Shares Beneficially Owned After Offering (2)		Percent of Class After Offering (1)
Harold H. Bach, Jr. Director	30,275		37,843	--		*
Robert J. Bahash Director	17,336		32,336	10,000		*
Patricia C. Barten Senior Vice President, Supply Chain and Business Processes	26,881		103,801	--		*
Orrin J. Edidin Executive Vice President and Chief Operating Officer	133,395		260,604	--		*
Brian R. Gamache President and Chief Executive Officer and Director	5,623,499	(3)	942,785	4,962,660	(3)	9.7%
Kathleen J. McJohn Vice President, General Counsel and Secretary	50,163		99,871	--		*
Patricia M. Nazemetz Director	--		25,000	--		*
John P. McNicholas, Jr. Vice President, Controller and Chief Accounting Officer	22,604		60,250	--		*
Louis J. Nicastro Chairman of the Board of Directors	37,842		45,410	--		*
Neil D. Nicastro Director	75,363		82,910	21		*
Edward W. Rabin, Jr. Director	91,289	(4)	66,607	32,250	(4)	*
Scott D. Schweinfurth Executive Vice President, Chief Financial Officer and Treasurer	241,393		356,426	1,530		*
Ira S. Sheinfeld Director	112,842		120,410	--		*
Bobby L. Siller Director	--		25,000	--		*
William J. Vareschi, Jr. Director	45,342		45,410	7,500		*

_______________________
*  Less than 1%

(1)
Based on 50,941,564 shares outstanding as of February 29, 2008.  Includes shares subject to options that are currently exercisable or may become exercisable within 60 days.  These shares are deemed outstanding for purposes of calculating the percentage of outstanding common stock owned by a person but are not deemed outstanding for the purpose of calculating the individual ownership percentage of any other person listed above.

(2)
“Shares available to be sold”, as further detailed below, consists of the following: (1) shares of restricted stock and (2) shares of common stock which could be acquired upon (a) exercise of stock options, (b) vesting of deferred units, or (c) the payout of equity-based performance units currently held by the individuals listed above.  Equity-based performance units are reflected at 200% of the number of units awarded because these units may pay out a number of shares equal to up to 200% of the number of units awarded.  Stock Options listed below as exercisable include options that may become exercisable within 60 days.  See the below chart for an individual listing of such securities held by the individuals listed above:

Name and Title	Restricted Stock	Stock Options		Deferred Units	Equity-based Performance Units	Shares Available to be Sold
		Total	Exercisable
Harold H. Bach, Jr.	13,972	18,893	11,325	4,978	--	37,843
Robert J.Bahash	7,336	25,000	--	--	--	32,336
Patricia C. Barten	3,589	80,426	23,292	--	19,786	103,801
Orrin J. Edidin	21,889	165,233	111,506	--	73,482	260,604
Brian R. Gamache	46,595	733,426	614,244	--	162,764	942,785
Kathleen J. McJohn	3,901	67,926	46,262	--	28,044	99,871
Patricia M. Nazemetz	--	25,000	--	--	--	25,000
John P. McNicholas, Jr.	1,507	46,265	21,097	--	12,478	60,250
Louis J. Nicastro	13,972	26,460	18,892	4,978	--	45,410
Neil D. Nicastro	13,972	63,960	56,392	4,978	--	82,910
Edward W. Rabin, Jr.	13,972	52,635	45,067	--	--	66,607
Scott D. Schweinfurth	20,080	269,060	219,783	--	67,286	356,426
Ira S. Sheinfeld	13,972	101,460	93,892	4,978	--	120,410
Bobby L. Siller	--	25,000	--	--	--	25,000
William J. Vareschi, Jr.	13,972	26,460	18,892	4,978	--	45,410

Total	188,729	1,727,204		24,890	363,840	2,304,663

(3)
Includes 4,637,760 shares owned by National Amusements for which the reporting person has sole voting power but not dispositive power pursuant to a Voting Proxy Agreement.  Also includes 300,000 shares owned by Phyllis Redstone for which the reporting person has sole voting power but not dispositive power pursuant to a Voting Proxy Agreement.

(4)
Includes 28,500 shares held by the Edward Rabin Trust and 3,750 shares held by Mr. Rabin’s wife.  Mr. Rabin disclaims beneficial ownership of the securities held by his wife, and this prospectus supplement shall not be deemed an admission that the reporting person is the beneficial owner for purposes of Section 16 of the Securities Exchange Act of 1934 or for any other purpose.